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                                                                   EXHIBIT 10.11

                             Arbinet Holdings, Inc.
                           33 Whitehall St, 19th floor
                                  New York, NY

                                                                March 29th, 2000

Mr J. Curt Hockemeier
3 Peacan Valley Court
Skillman, NJ 08558
Tel#: (609) 466-1260

Dear Curt,

On behalf of Arbinet Holdings, Inc. (the "Company"), I am pleased to extend to you an offer of employment in accordance with the following terms:

     1. Title and Position. Effective immediately following your acceptance of this offer you will serve as an executive of the Company, initially as President and Chief Operating Officer of the Company. After an initial period, not to exceed year end, December 31, 2000, you will be appointed to the position of Chief Executive Officer. You will report to the Chief Executive Officer and Chairman of the Board of Directors of the Company until your appointment as Chief Executive Officer; thereafter, you will report to the Board of Directors.

     2. Duties and Obligations. During your employment, you will devote your full business time, interest and effort to the performance of your duties with the Company. You will have during the initial period as President and COO, all of the functions of the Company reporting to you other than the Founder, Finance, Business Development and Legal. Subsequent to your appointment as Chief Executive Officer, these functions will also report to you.

     3. Employment Relationship. Should you decide to accept the Company's offer, your employment will be "at-will" and your employment may be terminated by either you or the Company at any time for any reason (or no reason), by providing sixty (60) days prior written notice to the other party. Further, your participation in any Company benefit or equity program does not constitute an agreement by the Company to employ or continue to employ you for any period of time.

     4. Salary. While you are employed on a full-time basis by the Company, the Company will pay you abase salary, which annualizes to $300,000, payable in accordance with the usual payroll practices of the Company including the withholding of all income and

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J. Curt Hockemeier - Offer Letter
March 29, 2000
Page 2 of 5

          employment taxes. You will receive a one time "sign-on" bonus of $200,000 upon commencement of employment, payable pursuant to your instructions. At the time of your appointment as Chief Executive Officer, your salary will be increased to $400,000 annually. Thereafter, your base salary will be reviewed by the Compensation Committee of the Board of Directors on an annual basis and may be subject to adjustment upward based on various factors including, without limitation, your performance and the Company's achievement of its business plan (as determined by the Board of Directors).

     5.   Equity.

          (a) The Board of Directors (or a duly authorized committee thereof) will grant to you, in the form of stock options ("Options"), the right to purchase 1,200,000 shares of Common Stock of the Company, at the lowest available employee plan price as of the acceptance of this offer (the current employee plan exercise price as approved by the Board of Directors on March 12th, 1999 is approximately $5.71), subject to minor adjustments to the capitalization table and the following vesting schedule: such Options will become exercisable as to l/48th of the Options on the last day of each full month you are employed by the Company (the "Vesting Dates"), provided you are employed by the Company on the applicable Vesting Dates. To the maximum extent permissible, these will be incentive stock option as defined by the Internal Revenue Code of 1986, as amended (the "Code"), and the Arbinet Holdings, Inc. 1997 Stock Incentive Plan (the "Stock Plan").

          (b) At your option, you will be provided with a loan to acquire the Option shares at the current option price. The vesting schedule will be replaced by an agreement for the Company to repurchase the unvested shares at the exercise price. This agreement for repurchase will expire as to the option to repurchase at the rate of 1/48th of the shares per month. In the event you elect this option, the original Option shares will be vested co-incident with the execution of the loan agreement and repurchase option granted by you to the Company to permit your immediate purchase.

          (c) Except as otherwise provided in the Stock Plan and Section 7 below, you shall forfeit to the Company (without compensation) all unvested Options on the date your employment with the Company terminates.

          (d) If you have not been appointed as Chief Executive Officer, then in the event of termination of your employment by the Company in the 12 months following a change of control of more than 50% of the Company's voting stock, other than an IPO (a "Change of Control"), all unvested options will accelerate, and become exercisable or, alternatively, all repurchase rights will expire (collectively, the "Acceleration"). If you have been appointed as Chief Executive Officer, then Acceleration will occur upon a Change of Control.

          (e) Following a termination of employment you will have six (6) months to exercise all vested options unless a longer period is provided in the stock option plan or agreement.

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J. Curt Hockemeier - Offer Letter

March 29, 2000
Page 3 of 5

     6. Benefits. You will participate, to the extent you are eligible and subject to confirming coverage with the applicable underwriter (if any), in all of the Company's employee benefit programs generally provided to the other executive officers, in accordance with the terms thereof as in effect from time to time; provided that your annual vacation shall not exceed 4 weeks.

     7.   Termination of Employment.

          (a) In the event your employment hereunder is terminated by the Company without cause or by you for Good Reason (as defined below), the Company will pay you, subject to your compliance with Sections 8 and 9 below, (i) any unpaid base salary through the date of termination and any accrued vacation pay; (ii) severance pay equal to twelve (12) months' base salary at the rate in effect on the date of termination; (iii) an amount reimbursing you for the applicable premium payment for any COBRA coverage payable under a Company health or welfare plan for you and your dependents during the twelve (12) month period following the date of termination (the "Twelve Month Period"); and (iv) an amount equal to any employer contribution that would have been made by the Company to any retirement plan of the Company on your behalf had you remained employed by the Company during the Twelve Month Period assuming you contributed the maximum amount to such plan. Notwithstanding the foregoing, the amounts paid to you pursuant to subsections (iii) and (iv) of this Section 7(a) shall not exceed $25,000. In addition, if your employment is terminated by the Company without cause or by you for Good Reason under the provisions this Section 7, you will be granted accelerated vesting of 16/48ths of the option share grant, or accelerated expiration of 16/48ths of the repurchase rights whichever is applicable.

          (b) In the event your employment hereunder is terminated for any other reason, the Company will pay you any unpaid base salary and compensation for accrued vacation through the date of termination.

     In addition, in all termination events, except as specifically provided in
     Section 5 hereof, the Company will pay you any other amounts or benefits owing to you under the then applicable employee benefit plans and programs of the Company in accordance with such plans and programs. For purposes of this letter "cause" shall mean any of the following: (w) your willful misconduct in the performance of your duties to the Company, or your willful failure to implement any legal policy of the Company, (x) conviction of or plea of guilty or any other plea other than "not guilty" to a felony; (y) the violation by you of any material provision of this letter which either is not cured within ten days after a written notice is given to you by the Company or constitutes a habitual breach; or (z) your dishonesty, misappropriation or fraud with regard to the property of the Company or its affiliates.

     You may terminate your employment for Good Reason. "Good Reason" means, without your written consent: (i) a material adverse change in your title or the duties assigned to you; (ii) any material failure by the Company to comply with the provisions of this Agreement; or (iii) any requirement by the Company that your primary office location be other than in the states of New York, New Jersey or Connecticut.

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J. Curt Hockemeier - Offer Letter
March 29, 2000
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     8.   Confidential Information. While providing your services, you will have access to and will obtain confidential information as to the Company, its affiliates, its employees and its customers and you may during the course of your employment develop certain information, inventions or other intellectual property. As a condition of your employment with the Company, you will be required to enter into the Company's Employee Inventions and Confidentiality Agreement (the "Confidentiality Agreement") The Confidentiality Agreement exists to assure the Company and its investors that the Company's valuable intellectual property and its rights thereto are protected.

     9. Non-Competition/Non-Solicitation. (a) You agree that during your employment and for a period following the date your employment terminates of (i) two (2) years if your employment is terminated by the Company for cause or by you without Good Reason or (ii) one (1) year if your employment is terminated for any other reason, as the case may be, (the "Restricted Period"), you will not enter into Competition with the Company. "Competition" shall mean participating, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever in a business in competition with any business conducted by the Company or its affiliates (a "Competitor") in any jurisdiction where the Company and/or its affiliates conduct as of the date your employment terminates such business, which shall be deemed to include, without limitation, any business activity or j jurisdiction which is covered by or included in a written proposal of business plan existing on the date of the termination; provided, however, that such participation shall not include (i) the mere ownership of not more than one percent (1%) of the total outstanding stock of a publicly-held company; (ii) the performance of services for any enterprise to the extent such services are not performed, directly or indirectly, for a business unit of the enterprise in the aforesaid Competition; or (iii) any activity engaged in with the prior written approval of the Board.

          (a) You agree that, during the Restricted Period, you will not, directly or indirectly (i) solicit, recruit or hire any non-administrative or non-clerical employee of the Company for the purpose of being employed by you or by any Competitor of the Company on whose behalf you are acting as an agent, representative or employee and that you will not convey any confidential information or trade secrets about other employees of the Company to any other person or (ii) influence or attempt to influence customers or suppliers of the Company or its affiliates to direct their business to any Competitor of the Company.

          (b) You acknowledge that Sections 8 and 9 above are reasonable and necessary for the protection of the business of the Company and its affiliates and that part of the compensation to be paid under this letter is in consideration for the provisions contained in Sections 8 and 9. If any restriction set forth with regard to competition or solicitation of employees or customers is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or over too broad a geographic area, it shall be interpreted to extend over a maximum period of time, range of activities or geographic area as to which it may be enforceable. You further acknowledge and consent that the Company would by reason of such

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J. Curt Hockemeier - Offer Letter
March 29, 2000
Page 5 of 5

               competition or solicitation of employees or customers be entitled to injunctive relief in a court of appropriate jurisdiction prohibiting you from competing with the Company or its affiliates or engaging in solicitation in violation of this letter.

     10. Governing Law/Miscellaneous. This letter is subject to the laws of the State of New York. This letter, along with the Confidentiality Agreement, sets forth the terms of your employment with the Company and supercedes all prior agreements, arrangements and communications, whether oral or written, between the Company and you. This letter may not be altered, modified, or amended except by written instrument signed by an individual authorized to sign of behalf of the Company (other than you) and by you. This letter may not be assigned in whole or in part, except that the Company may assign it to an acquiror of all or substantially all of the assets of the Company. This letter shall be binding on the successors and permitted assignees of the parties hereto. Except with regard to disputes arising under Section 8 or 9 hereof, any dispute arising hereunder will be submitted to a neutral arbitrator selected by the parties. Such arbitrator shall conduct such arbitration in New York City under the rules of the American Arbitration Association. The Company will reimburse you for reasonable fees and expenses incurred by you in conjunction with this offer letter, up to $5,000.

This offer is made to you based on your representation to the Company that your acceptance of employment with the Company and performance of the contemplated services does not and will not conflict with or result in any breach or default under, any agreement, contract or arrangement to which you are a party or violate any other legal restriction. If you find this offer of employment acceptable, please sign the enclosed copy of this letter and return it to us.

                                         Very truly yours,

                                         Arbiner Holdings, Inc.


                                         By: /s/ Anthony L. Craig
                                             -----------------------------------
                                         Name: Anthony L. Craig
                                         Title: Chairman and Chief Executive
                                                Officer


Agreed and Accepted:

/s/ J. Curt Hockemeier
-----------------------------------------
J. Curt Hockemeier

Dated: April 4, 2000